Exhibit 3.80

Liberty Star Minerals secures Largest Independent Mineral Footprint in Arizona

TUCSON, AZ — April 20, 2026 — Liberty Star Minerals (OTCQB: LBSR) (“Liberty Star” or the “Company”), a U.S. mineral exploration company focused on strategic and commercially important critical minerals in southeast Arizona, today announced that it has staked an additional 13 mineral exploration permits (MEPs) mining claims covering approximately 11 square miles, increasing its total mineralized footprint to approximately 45 square miles. These are in addition to the previously announced MEPs from March 10, 2026.

This ranks Hay Mountain Holdings, LLC as the largest mineral footprint in Arizona, not controlled by a large mining company.

The newly staked MEP claims complete Liberty Star’s planned district-scale consolidation within the Tombstone Mining District, locking up the full suite of targets identified through its rigorous geologic mapping, rock sampling, and induced polarization (IP) survey program. The consolidated position now encompasses:

●	Earp Ridge Mines, LLC — multi-mineral claims hosting critical minerals, copper, and molybdenum (historically Hay Mountain Targets 1 & 2)

●	Red Rock Mines, LLC — the Company’s world-class gold target

Every target the data pointed to is now protected.

“Our dedicated team followed the geology wherever it led, and then we moved to protect it,” said Pete O’Heeron, Chairman of Liberty Star Minerals. “Forty-five square miles of multi-mineral opportunities across gold, copper, molybdenum, and critical minerals, so important to U.S. economic and national security. This positions us to attract a serious mining partner and execute our strategic plan. This is a district-scale asset in one of the best mining addresses on earth.”

Southeast Arizona’s porphyry copper belt is among the most prolific mineral-producing regions in the world, consistently generating large-scale copper-gold-molybdenum discoveries. Arizona is a top-ranked U.S. jurisdiction for copper and critical mineral production — the kind of address major miners and sovereign investors are actively targeting amid growing U.S. resource security imperatives.

Liberty Star will provide further updates as fieldwork advances and new assay or geophysical results become available.

About Liberty Star Minerals

Liberty Star Minerals is a U.S. exploration company focused on strategic and commercially important critical minerals. The Company’s Hay Mountain Holdings LLC, which includes the Red Rock Canyon Gold Project, Earp Ridge Copper Project and American Strategic Minerals is located in southeast Arizona within a regionally significant porphyry copper-gold-molybdenum system. Liberty Star is actively pursuing joint venture partnerships to advance both projects and is committed to establishing U.S. mineral independence through domestic exploration and development.

Forward-Looking Statements: This release contains forward-looking statements as defined by the U.S. Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and factors beyond the Company’s control that could cause actual results to differ materially from those expressed or implied. Forward-looking statements may include projections, expectations, plans, and assumptions regarding exploration results, mineral resources, and future operations. For a detailed discussion of risk factors, refer to the Company’s Annual Report on Form 10-K and other filings with the SEC. Regulation S-K 1300 Compliance: Liberty Star is classified as an “Exploration Stage Issuer” under Subpart 1300 of Regulation S-K. The Company currently has no mineral resources, or mineral reserves to report under this regulation. U.S. investors are cautioned not to assume that any part of the Company’s mineralized properties will be converted into measured or proven reserves.

Contact: Liberty Star Minerals Tucson, Arizona www.libertystaruranium.com

Liberty Star Minerals |Liberty Star

Uranium & Metals Corp.

LBSR: OTCQB

http://www.lbsr.us

Contact:

Liberty Star Minerals

Tracy Myers, Investor Relations

520-425-1433 – info@lbsr.us